UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

DESIGN WITHIN REACH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50807	94-3314374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Bush Street, 20th Floor, San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 676-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 14, 2006, Design Within Reach, Inc. (the “Company”) received a staff determination notice from The Nasdaq Stock Market of an additional basis of non-compliance with the Nasdaq rules due to the Company’s failure to file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 on a timely basis. The Company previously reported its delay in filing its quarterly report on Form 10-Q for the quarter ended July 1, 2006. The Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the timely filing with Nasdaq of all reports and other documents filed or required to be filed with the SEC. This non-compliance forms a separate basis for potential delisting from the Nasdaq Global Market.

The Nasdaq Listing Qualifications Panel previously granted the Company continued listing on The Nasdaq Global Market provided that the Company filed its quarterly report on Form 10-Q for the period ended July 1, 2006 and any restatements of prior periods that may be required by November 24, 2006. Although the Company continues to work diligently toward completing this filing, it does not appear that the Company will have the work completed and reviewed by its independent public accountants in time to meet this deadline. As a result, the Company has applied for a further extension. However, there can be no assurance that Nasdaq will grant this extension.

Until the Company completes the reconciliation of a previously announced imbalance affecting its accrued inventory account, the Company will not be able to file its quarterly reports on Form 10-Q for the quarters ended July 1, 2006 and September 30, 2006.

A copy of the press release relating to this announcement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 20, 2006	DESIGN WITHIN REACH, INC.

	By:	/s/ John Hellmann
John Hellmann
Chief Financial Officer